Exhibit 99.1

February 16, 2022

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2021 Earnings

Fourth Quarter 2021 Highlights (Compared to Fourth Quarter 2020):

•	Net sales increased by 19% to $805.2 million

•	Organic Daily Sales increased by 21%

•	Gross profit increased 27% to $282.4 million; gross margin increased 220 basis points to 35.1%

•	SG&A as a percentage of Net sales increased by 70 basis points to 30.7%

•	Net income increased to $27.5 million from $11.5 million

•	Adjusted EBITDA increased by 41%, to $61.8 million

•	Adjusted EBITDA margin increased 120 basis points to 7.7%

•	Closed two acquisitions: Semco Stone and Seffner Rock & Gravel

Full Year 2021 Highlights (Compared to Full Year 2020):

•	Net sales increased by 29% to $3.48 billion

•	Organic Daily Sales increased by 22%

•	Gross profit increased 35% to $1.21 billion; gross margin increased 160 basis points to 34.9%

•	SG&A as a percentage of Net sales decreased by 100 basis points to 25.9%

•	Net income for the year increased 97% to $238.4 million

•	Adjusted EBITDA increased 60% to $415.1 million

•	Adjusted EBITDA margin increased 230 basis points to 11.9%

•	Closed 8 acquisitions during the year with approximately $155 million in trailing twelve months Net sales

•	Net debt to Adjusted EBITDA at year-end was 0.6x, compared to 1.0x at year-end 2020

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter and full fiscal year ended January 2, 2022 (“Fiscal 2021”).

“We are pleased with our excellent finish to the year as we achieved record growth in sales and profits. We are entering 2022 with stronger teams, improved capabilities, and excellent momentum in our business,” said Doug Black, SiteOne’s Chairman and CEO. “Throughout the year, our terrific teams leveraged our strategic advantages in product supply and customer value to overcome the challenges in supply chain, trucking, labor and cost inflation to achieve good market share gains and tremendous financial results. We continued to execute our commercial and operational initiatives to improve the value that we create for our associates, customers, and suppliers and we made important investments in our systems and processes that will strengthen our competitive advantage in the coming years. Finally, we added eight new high-performing companies to SiteOne in 2021 that, when combined with our 2020 acquisitions, contributed strongly to our 2021 results. I am very proud of our field and field support teams who are working well together to execute our strategy at a very high level. With positive underlying market demand and a robust backlog of potential acquisition targets, we remain confident in our ability to deliver superior performance and growth in 2022 and beyond.”

Fourth Quarter 2021 Results

Net sales for the fourth quarter of Fiscal 2021 increased to $805.2 million, or 19%, compared to $675.1 million for the prior-year period reflecting four fewer selling days. Organic Daily Sales increased 21% compared to the prior year period driven by solid demand across all product lines and higher prices resulting from increased product costs. Acquisitions contributed $44.2 million, or 7%, to Net sales growth for the quarter.

Gross profit increased to $282.4 million, or 27%, compared to $222.3 million for the prior-year period. Gross margin increased by 220 basis points to 35.1% for the fourth quarter of Fiscal 2021. Gross margin during the quarter was positively impacted by supply chain initiatives, price realization, and supplier incentives.

Selling, general and administrative expenses (“SG&A”) for the fourth quarter of Fiscal 2021 increased to $247.2 million from $202.8 million for the prior-year period. SG&A as a percentage of Net sales increased to 30.7%, an increase of 70 basis points compared to the same period last year due to increased investment in our strategic initiatives and higher marketing and administrative costs.

Net income for the fourth quarter of Fiscal 2021 increased to $27.5 million from $11.5 million for the prior-year period. Net income was driven by higher sales and gross margin improvement.

Adjusted EBITDA increased 41% to $61.8 million for the fourth quarter of Fiscal 2021, compared to $43.9 million for the prior-year period. Adjusted EBITDA margin improved 120 basis points to 7.7%.

Full Year 2021 Results

Net sales for Fiscal 2021 increased to $3.48 billion, or 29%, compared to $2.70 billion for the fiscal year ended January 3, 2021 (“Fiscal 2020”). Organic Daily Sales increased 22% for Fiscal 2021 compared to Fiscal 2020. Organic growth was driven by strong demand across our end markets and price inflation driven by rising product costs. Acquisitions contributed $241.6 million, or 9%, to Net sales growth for Fiscal 2021.

Gross profit for Fiscal 2021 increased to $1.21 billion, up 35% compared to $901.3 million for the prior year. Gross margin for the year improved by 160 basis points to 34.9% compared to 33.3% in Fiscal 2020.

SG&A for Fiscal 2021 increased to $900.6 million from $728.2 million in Fiscal 2020. SG&A as a percentage of Net sales decreased to 25.9%, an improvement of 100 basis points compared to the prior year driven by operating leverage resulting from our strong organic growth and disciplined expense management.

Our effective tax rate for Fiscal 2021 was 19.0% compared to 18.5% for Fiscal 2020. We currently expect our 2022 effective tax rate will be between 25.5% and 26.5%, excluding discrete items such as excess tax benefits.

Net income for Fiscal 2021 was $238.4 million, compared to Net income of $121.3 million for Fiscal 2020. The 97% increase in Net income for the year was attributable to sales growth and improved margins.

For the year, Adjusted EBITDA increased 60% to $415.1 million, compared to $260.2 million in Fiscal 2020. Adjusted EBITDA margin improved 230 basis points to 11.9%, compared to Fiscal 2020.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of January 2, 2022, was $246.9 million compared to $249.9 million as of January 3, 2021. Net debt to Adjusted EBITDA for the last twelve months was 0.6 times compared to 1.0 times at year-end 2020. The reduction in Net debt and leverage reflects the repayments of our debt and increased profitability.

As of January 2, 2022, cash on hand was $53.7 million and available capacity under the ABL Facility was $364.1 million.

Outlook

“While there is significant uncertainty associated with broad inflation and its effect on the U.S. economy in 2022, the current underlying trends for landscape maintenance, residential and commercial new construction, and residential repair and upgrade all remain positive,” Doug Black continued. “Additionally, we expect high product inflation to continue in the first half of 2022, moderating in the second half of the year. Taken together with our expectation to continue gaining market share, we would expect high single digit daily organic growth for the full year. We expect our gross margin to normalize this year without the substantial benefits that we saw in 2021 due to our strategic inventory purchases ahead of the rapid inflation. While we expect to mitigate some of this with SG&A leverage, we expect our overall Adjusted EBITDA margin to modestly decrease in 2022 but remain at a very healthy level as a foundation for further improvement in the years to come.”

For Fiscal 2022, we expect Adjusted EBITDA to be in the range of $430 million to $450 million, which represents 4% to 8% growth over our exceptional Fiscal 2021 result. This guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2022 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, February 16, 2022, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13726449. The replay will be available until 11:59 p.m. (ET) on March 2, 2022.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2022 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: the potential negative impact of the COVID-19 pandemic (which, among other things, may exacerbate each of the risk listed below); economic downturn or recession; cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; price fluctuations for the products we purchase; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; increased operating costs; risks associated with our large labor force and our customers’ labor force (including work stoppages due to COVID-19); retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; credit sale risks; performance of individual branches; environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; computer data processing systems; cybersecurity incidents (including the July 2020 ransomware attack); security of personal information about our customers; intellectual property and other proprietary rights; the possibility of securities litigation; unanticipated changes in our tax provisions; risks related to our current indebtedness and our ability to obtain financing in the future; increases in interest rates; risks related to our common stock; terrorism or the threat of terrorism; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our Net income (loss) plus the sum of income tax (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

Assets	January 2, 2022	January 3, 2021
Current assets:
Cash and cash equivalents	$53.7	$55.2
Accounts receivable, net of allowance for doubtful accounts of $13.5 and $9.1, respectively	393.8	292.8
Inventory, net	636.6	458.6
Income tax receivable	3.3	6.8
Prepaid expenses and other current assets	41.4	38.2
Total current assets	1,128.8	851.6

Property and equipment, net	151.5	130.0
Operating lease right-of-use assets, net	298.5	256.5
Goodwill	311.1	250.6
Intangible assets, net	213.9	196.3
Deferred tax assets	3.2	2.4
Other assets	9.1	8.3
Total assets	$2,116.1	$1,695.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$254.5	$172.8
Current portion of finance leases	11.0	9.2
Current portion of operating leases	62.1	54.6
Accrued compensation	99.3	69.2
Long-term debt, current portion	4.0	2.8
Accrued liabilities	82.0	60.0
Total current liabilities	512.9	368.6

Other long-term liabilities	10.6	25.3
Finance leases, less current portion	34.4	32.4
Operating leases, less current portion	244.2	208.3
Deferred tax liabilities	5.1	5.4
Long-term debt, less current portion	251.2	260.7
Total liabilities	1,058.4	900.7

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 44,788,385 and 44,300,380 shares issued, and 44,767,474 and 44,279,469 shares outstanding at January 2, 2022 and January 3, 2021, respectively	0.4	0.4
Additional paid-in capital	562.0	541.8
Retained earnings	497.5	259.1
Accumulated other comprehensive loss	(2.2)	(6.3)
Total stockholders’ equity	1,057.7	795.0
Total liabilities and stockholders’ equity	$2,116.1	$1,695.7

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	For the quarter (a)		For the year (b)
	October 4, 2021 to	September 28, 2020 to	January 4, 2021 to	December 30, 2019 to
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021

Net sales	$805.2	$675.1	$3,475.7	$2,704.5
Cost of goods sold	522.8	452.8	2,263.1	1,803.2
Gross profit	282.4	222.3	1,212.6	901.3

Selling, general and administrative expenses	247.2	202.8	900.6	728.2
Other income	0.1	2.7	1.7	6.7
Operating income	35.3	22.2	313.7	179.8

Interest and other non-operating expenses, net	5.1	9.1	19.2	31.0
Income before taxes	30.2	13.1	294.5	148.8
Income tax expense	2.7	1.6	56.1	27.5
Net income	$27.5	$11.5	$238.4	$121.3

Net income per common share:
Basic	$0.61	$0.26	$5.35	$2.83
Diluted	$0.60	$0.25	$5.20	$2.75
Weighted average number of common shares outstanding:
Basic	44,779,572	44,290,892	44,578,649	42,858,691
Diluted	45,942,851	45,553,305	45,805,373	44,093,501

(a)	Unaudited.

(b)	Derived from audited financial statements.

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows

(In millions)

	For the year January 4, 2021 to January 2, 2022	For the year December 30, 2019 to January 3, 2021	For the year December 31, 2018 to December 29, 2019
Cash Flows from Operating Activities:
Net income	$238.4	$121.3	$77.7
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	36.2	29.4	25.1
Stock-based compensation	14.3	10.6	11.7
Amortization of software and intangible assets	46.8	37.8	34.4
Amortization of debt related costs	2.3	4.1	2.0
Loss on extinguishment of debt	0.8	—	0.4
(Gain) loss on sale of equipment	(0.1)	(0.4)	0.3
Deferred income taxes	(3.1)	0.4	(3.4)
Other	6.5	3.7	0.9
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(92.1)	2.8	6.1
Inventory	(156.9)	(7.9)	(3.0)
Income tax receivable	3.5	0.2	3.0
Prepaid expenses and other assets	(3.2)	(11.0)	7.5
Accounts payable	74.4	(4.3)	(29.0)
Accrued expenses and other liabilities	43.0	42.7	(2.9)
Net Cash Provided By Operating Activities	$210.8	$229.4	$130.8

Cash Flows from Investing Activities:
Purchases of property and equipment	(32.5)	(18.6)	(19.5)
Purchases of intangible assets	(4.5)	(7.2)	(1.9)
Acquisitions, net of cash acquired	(147.2)	(159.4)	(71.5)
Proceeds from the sale of property and equipment	2.2	1.0	1.0
Net Cash Used In Investing Activities	$(182.0)	$(184.2)	$(91.9)

Cash Flows from Financing Activities:
Equity proceeds from common stock	9.3	271.5	8.4
Borrowings under term loan	325.0	—	—
Repayments under term loan	(338.6)	(172.8)	(4.5)
Borrowings on asset-based credit facility	161.9	285.4	273.7
Repayments on asset-based credit facility	(161.9)	(378.2)	(304.0)
Payments of debt issuance costs	(2.4)	—	(0.9)
Payments on finance lease obligations	(10.4)	(8.5)	(6.5)
Payments of acquisition related contingent obligations	(8.6)	(4.8)	(3.0)
Other financing activities	(4.7)	(1.7)	(0.5)
Net Cash Used In Financing Activities	$(30.4)	$(9.1)	$(37.3)

Effect of exchange rate on cash	0.1	0.1	0.1
Net Change In Cash	(1.5)	36.2	1.7

Cash and cash equivalents:
Beginning	55.2	19.0	17.3
Ending	$53.7	$55.2	$19.0

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$15.6	$27.3	$30.3
Cash paid during the year for income taxes	$55.8	$25.2	$16.0

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2021 Fiscal Year					2020 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Reported Net income (loss)	$238.4	$27.5	$80.0	$123.5	$7.4	$121.3	$11.5	$48.2	$79.1	$(17.5)
Income tax (benefit) expense	56.1	2.7	19.1	36.8	(2.5)	27.5	1.6	13.8	25.6	(13.5)
Interest expense, net	19.2	5.1	4.3	4.3	5.5	31.0	9.1	6.6	7.6	7.7
Depreciation & amortization	83.0	22.3	21.0	20.3	19.4	67.2	18.2	16.3	16.4	16.3
EBITDA	396.7	57.6	124.4	184.9	29.8	247.0	40.4	84.9	128.7	(7.0)
Stock-based compensation(a)	14.3	3.1	3.5	4.6	3.1	10.6	2.7	2.6	2.8	2.5
(Gain) loss on sale of assets(b)	(0.1)	0.2	(0.2)	(0.2)	0.1	(0.4)	(0.2)	(0.4)	0.1	0.1
Financing fees(c)	0.7	—	—	—	0.7	—	—	—	—	—
Acquisitions and other adjustments(d)	3.5	0.9	0.5	1.3	0.8	3.0	1.0	0.7	0.5	0.8
Adjusted EBITDA(e)	$415.1	$61.8	$128.2	$190.6	$34.5	$260.2	$43.9	$87.8	$132.1	$(3.6)

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

2021 Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2021 Fiscal Year					2020 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Reported Net sales	$3,475.7	$805.2	$936.4	$1,083.9	$650.2	$2,704.5	$675.1	$751.9	$817.7	$459.8
Organic sales(a)	3,158.9	726.9	843.7	975.0	613.3	2,629.3	641.0	732.7	799.2	456.4
Acquisition contribution(b)	316.8	78.3	92.7	108.9	36.9	75.2	34.1	19.2	18.5	3.4
Selling Days	253	61	63	64	65	256	65	63	64	64
Organic Daily Sales	$12.5	$11.9	$13.4	$15.2	$9.4	$10.3	$9.9	$11.6	$12.5	$7.1

(a)	Organic sales equals reported Net sales less Net sales from branches acquired in 2020 and 2021.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2021 Fiscal Year. Includes Net sales from branches acquired in 2020 and 2021.

SiteOne Landscape Supply, Inc.

2022 Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2022 Fiscal Year					2021 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Reported Net sales	—	—	—	—	—	$3,475.7	$805.2	$936.4	$1,083.9	$650.2
Organic sales(a)	—	—	—	—	—	3,386.4	772.1	908.2	1,057.7	648.4
Acquisition contribution(b)	—	—	—	—	—	89.3	33.1	28.2	26.2	1.8
Selling Days	252	60	63	64	65	253	61	63	64	65
Organic Daily Sales	—	—	—	—	—	$13.4	$12.7	$14.4	$16.5	$10.0

(a)	Organic sales equals reported Net sales less Net sales from branches acquired in 2021 and 2022.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2022 Fiscal Year. Includes Net sales from branches acquired in 2021 and 2022.